Exhibit 5.1

April 9, 2026

Addentax Group Corp.

Kingkey 100, Block A, Room 4805

Luohu District, Shenzhen City, China 518000

RE:	Addentax Group Corp.
Post-Effective Amendment No.1 to the Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Addentax Group Corp., a Nevada corporation (the “Company”), in connection with the Post-Effective Amendment No.1 to the Registration Statement on Form S-8 (as amended, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of 78,889 shares of common stock, par value $0.001 per share (the “Shares”), that may be reoffered and resold pursuant to a reoffer prospectus included therein by certain selling stockholders (the “Selling Stockholders”), issuable in connection with the Company’s 2024 Equity Incentive Plan (“Plan”) to the Selling Stockholders.

In connection with our opinion expressed below we have examined originals or copies of the Company’s Articles of Incorporation, as amended, filed with the Secretary of State of the State of Nevada (the “Articles”) and the Company’s Amended and Restated Bylaws (the “Bylaws” and, together with the Articles, the “Charter Documents”), the Registration Statement, together with the exhibits filed as a part thereof and all other documents incorporated therein by reference, certain corporate proceedings of the Company’s board of directors or a committee or committees of the Board relating to the Registration Statement, and such other agreements, documents, certificates and statements of the Company, and public or government officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary.

We have assumed, and express no opinion as to, the genuineness of all signatures on documents submitted to us, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the absence of any termination, modification, waiver or amendment to any document reviewed by us, the absence of any other extrinsic agreements or documents that might change or affect the interpretation or terms of documents we have reviewed, and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

Our opinion is expressed only with respect to Chapter 78 of the Nevada Revised Statutes (the “NRS”). We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized by the Company, and when granted and delivered by the Company to the Selling Stockholders pursuant to the terms of the Plan and the underlying award agreements executed pursuant to such Plan in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

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